Exhibit 10.10

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made to be effective as of February 26, 2010 (the “Effective Date”), by and between Rurban Financial Corp., an Ohio corporation (“Lender”), having an address of 401 Clinton Street, Defiance, Ohio 43512, and Rurbanc Data Services, Inc., an Ohio corporation (“Borrower”), having an address of 7622 State Route 66 N, Defiance, Ohio 43512.

For valuable consideration, the receipt of which is hereby acknowledged, Borrower and Lender hereby recite and agree as follows, intending to be legally bound.

Recitals

A.          Borrower desires to borrow from Lender, and Lender has agreed to lend to Borrower, the aggregate principal amount of Two Million Dollars ($2,000,000) on the terms and conditions stated herein.

B.           The terms and conditions of this Agreement and the loan contemplated hereby have been authorized and approved by the Boards of Directors of Lender and Borrower, upon the recommendation of their respective Special Committees.

Agreement

Section 1.1      Definitions.  As used in this Agreement and in any certificate, document or report delivered pursuant to this Agreement (except as otherwise defined herein or in such certificate, document or report), the following terms shall have the following meanings:

“Authorized Officer” means the chief executive officer, the chief financial officer or the treasurer of Borrower.

“Borrower” has the meaning given to it in the preamble.

“Business Day” means any day excluding Saturday, Sunday or any day that is, in Defiance, Ohio or Cincinnati, Ohio, a legal holiday or a day on which banking institutions are authorized by law or a Governmental Authority to close.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

 “Default” means an event or condition which would constitute an Event of Default with the giving of notice, lapse of time or otherwise.

“Default Rate” means a rate per annum equal to nine percent (9.00%).

“Event of Default” shall have the meaning set forth in Section 6.1(a).

“GAAP” means generally accepted accounting principles in the United States in effect at the time any determination is made or financial statement is required hereunder as promulgated by the American Institute of Certified Public Accountants, the Accounting Principles Board, the Financial Accounting Standards Board or other body existing from time to time that is authorized to establish or interpret such principles.

“Governmental Authority” shall mean the U.S. government, central bank or comparable U.S. governmental agency, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Lender” has the meaning given to it in the preamble.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest, preference, priority or other security agreement, including without limitation, any conditional sale or other title retention agreement, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

“Loan” means the term loan from Lender to Borrower in the principal amount of Two Million Dollars ($2,000,000) to be made, subject to the terms and conditions hereof, on the Loan Date.

“Loan Date” means the date on which the Loan is made.

“Loan Documents” means this Agreement and the Note.

“Loan Maturity Date” means March 31, 2012.

“Material Adverse Effect” means any occurrence of whatever nature (including any determination in litigation, arbitration or governmental proceeding or investigation) which has or is reasonably likely to have a materially adverse effect on:

(a)           the assets, business, profits, properties, condition (financial or otherwise), operations or foreseeable financial prospects of Borrower; or

(b)           the ability of Borrower to perform any of its payment or other obligations under this Agreement, the Note or the transactions contemplated hereby and thereby.

“Note” means the promissory note, in the form attached hereto as Exhibit A, in the principal amount of Two Million Dollars ($2,000,000), executed by Borrower to the order of Lender and evidencing Borrower’s obligation to repay to Lender the Loan, including interest thereon.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Requirements of Law” means, as to any Person, the articles (certificate) of incorporation or formation, code of regulations (by-laws), operating agreement or other organizational agreements or other governing documents of such Person, and any law, statute, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Section 1.2      Use of Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the exhibits and schedules hereto, the other Loan Documents and any other communications delivered from time to time in connection with this Agreement.  Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, unless otherwise defined in the plural.

Section 1.3      Cross References; Headings.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement or in any of the other Loan Documents shall refer to this Agreement or such Loan Documents as a whole and not to any particular provision of this Agreement or such Loan Documents.  Section, article, schedule and exhibit references contained in this Agreement are references to sections, articles, schedules and exhibits in or to this Agreement unless otherwise specified.  Any reference in any section or definition to any clause is, unless otherwise specified, to such clause of such section or definition.  The various headings in this Agreement and the other Loan Documents are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the other Loan Documents or any provision hereof or thereof.

Section 1.4      Accounting Terms.  Any accounting term used in this Agreement and in the other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto that is not specifically defined shall have the meaning customarily given in accordance with GAAP; provided, however, that in the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, and to the extent that such changes would modify or could modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date Borrower and Lender shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

ARTICLE II

Loan; Repayment

Section 2.1      Loan; Principal Due Date.  Provided that all of the conditions set forth in Section 3.1 hereof are satisfied, Lender shall make the Loan to Borrower on the Effective Date.  Unless sooner due because of an acceleration as a result of an Event of Default, the unpaid principal amount of the Note shall be due and payable on the Loan Maturity Date.

Section 2.2      Interest.  The unpaid principal balance of the Note from time to time outstanding shall bear interest from the Loan Date at the rate per annum equal to six percent (6.00%).  Interest shall be payable in arrears commencing on April 5, 2010 and continuing on the same day of each calendar month thereafter until the Note has been paid in full.  Any principal amount of the Note that is not paid when due, whether at the stated maturity, by acceleration or otherwise, shall bear interest at the Default Rate.

Section 2.3     Note.  The Loan made by Lender to Borrower pursuant hereto shall be evidenced by the Note.  The Note shall (i) be dated as of the Loan Date, (ii) be in a principal of Two Million Dollars ($2,000,000), (iii) bear interest as determined pursuant to this Agreement, (iv) mature as provided in this Agreement, and (v) require accrued interest to be paid in accordance with the terms of this Agreement.

Section 2.4     Prepayment.  The Loan may be prepaid in whole or in part at any time without penalty.

Section 2.5     Use of Proceeds.  Borrower represents and agrees that the proceeds of the Loan made hereunder shall be used by Borrower for working capital and general corporate purposes.

Section 2.6     Subordination.  The debt evidenced by this Agreement and the Note shall be junior and subordinate with respect to payment to all of Borrower’s secured debt, whether now existing or hereafter arising.  This Agreement and the Note shall, at the request of Borrower or Lender, bear an appropriate legend evidencing this subordination, and Lender agrees to execute any subordination agreements reasonably requested from time to time by any secured creditor of Borrower.

ARTICLE III

Conditions to Lending

Section 3.1     Conditions to Loan.

The agreement of Lender to make the Loan hereunder is subject to the satisfaction of the following conditions precedent:

(a)     Representations and Warranties.  Each of the representations and warranties made by Borrower in or pursuant to this Agreement or the Note shall be true and correct in all material respects on and as of such date as if made on and as of such date, unless stated to relate to a specific earlier date.

(b)     No Default.  No Default or Event of Default shall have occurred and be continuing on the Loan Date or after giving effect to the Loan.

(c)     Loan Documents.  Lender shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Borrower, and (ii) the Note, conforming to the requirements hereof, executed and delivered by a duly authorized officer of Borrower.

(d)    Consents.  Lender shall have received true copies (in each case certified as to authenticity on such date by such Person as may be appropriate or may be reasonably required by Lender) of all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirements of Law or by any Contractual Obligation in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the Note, and such consents, authorizations and filings shall be reasonably satisfactory in form and substance to Lender and its counsel and be in full force and effect.

(e)      Corporate Documents.  Lender shall have received true and complete certified copies of the resolutions (in form and substance satisfactory to Lender) of the Board of Directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement and the Note, (ii) the consummation of the transactions contemplated hereby and thereby, (iii) the borrowing and other financial transactions provided for herein, and (iv) the documents provided for in this Agreement, certified by the secretary or an assistant secretary (or other appropriate representative) of Borrower.  Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the Loan Date.

(f)       Good Standing Certificates.  Lender shall have received copies of certificates dated as of a recent date from the Secretary of State, or other appropriate authority, of such jurisdiction, evidencing the good standing (or comparable status) of Borrower in the jurisdiction of its incorporation.

(g)      Incumbency Certificates.  Lender shall have received a certificate of the secretary or an assistant secretary (or other appropriate representative) of Borrower as to the incumbency and signature of the officer(s) or other representatives of Borrower executing this Agreement and the Note.

(h)      No Litigation. No suit, action, investigation, inquiry or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, the Note or any of the transactions contemplated hereby or thereby, or (ii) which, in the reasonable judgment of Lender, would have a Material Adverse Effect.

(i)       No Violation.  The consummation of the transactions contemplated hereby and by the Note shall not contravene, violate or conflict with, nor involve Lender in a violation of, any Requirement of Law.

(j)       Additional Documents.  Lender shall have received each additional document, instrument or item of information reasonably requested by Lender.

(k)      Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the Note shall be reasonably satisfactory in form and substance to Lender.

ARTICLE IV

Representations and Warranties

Borrower represents and warrants to Lender that:

Section 4.1      Good Standing and Qualification. Borrower (i) is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to own and operate its properties and to carry on its business as presently conducted, (iii) is duly qualified as a foreign corporation to do business in, and is in good standing (or comparable status) under the laws of, each jurisdiction where, by the nature of its business or because of the character of the properties owned or leased by it or the transaction of its business, failure to be so qualified would have a Material Adverse Effect or where failure to qualify would affect the ability of Borrower to enforce any of its material rights, and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

Section 4.2      Authority.  Borrower has full power and authority (i) to enter into this Agreement and the Note, (ii) to make the borrowings contemplated by this Agreement, (iii) to execute, deliver and perform this Agreement and the Note and to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary and proper corporate action.  No consent, waiver or authorization of, or filing with, any Person (including without limitation any Governmental Authority), is required to be made or obtained by Borrower in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement and the Note.

Section 4.3      Binding Agreements. This Agreement constitutes, and the Note, when executed and delivered pursuant hereto for value received, shall constitute, the valid and legally binding obligations of Borrower, enforceable in accordance with their respective terms.

Section 4.4      Litigation. There are no actions, suits, investigations or administrative proceedings of or before any court, arbitrator or Governmental Authority, pending or, to the knowledge of Borrower, threatened against Borrower or any of its properties or assets (i) in which, either in any case or in the aggregate, (x) an adverse outcome for Borrower is probable (as used in this context, “probable” means, as reasonably determined by Lender, the prospects of the claimant not succeeding are judged to be extremely doubtful and the prospects for success by Borrower in its defense are judged to be slight), and (y) which, if so adversely determined, would have a Material Adverse Effect; or (ii) question the validity of this Agreement or any other Loan Documents or any action to be taken in connection with the transactions contemplated hereby and thereby.

Section 4.5      No Conflicting Law or Agreements. The execution, delivery and performance by Borrower of this Agreement and the Note: (i) do not and will not violate any Requirement of Law; (ii) do not and will not violate any order, decree or judgment by which Borrower is bound; (iii) do not and will not violate or conflict with, result in a breach of or constitute (with notice, lapse of time, or otherwise) a default under any material agreement, mortgage, indenture or other Contractual Obligation to which Borrower is a party, or by which Borrower’s properties are bound, which violation would have a Material Adverse Effect; or (iv) do not and will not result in the creation or imposition of any Lien upon any property or assets of Borrower, except in favor of Lender.

Section 4.6      Regulations T, U or X.  Borrower is not engaged, nor will Borrower engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” under Regulation U of the Board of Governors of the Federal Reserve System as now or from time to time in effect.  No part of the proceeds of the borrowings hereunder will be used, directly or indirectly, for the purpose of “purchasing” or “carrying” any “margin stock”.  The terms “purchasing,” “carrying” and “margin stock” shall be as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System.  No part of the proceeds of the borrowings hereunder will be used, directly or indirectly, for any purpose which violates, or which is inconsistent with, the provisions of Regulations T, U or X of said Board of Governors.  If requested by Lender, Borrower shall furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U to the foregoing effect.

Section 4.7      Compliance.  No Default or Event of Default has occurred or is existing.  Borrower is not in default with respect to any order, writ, injunction or decree of any court or of any Governmental Authority or in violation of any Requirement of Law to which it or its properties are subject, which default or violation might have a Material Adverse Effect.

Section 4.8      Investment Company; Holding Company.  Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” within the meaning of the Public Utility Holding Company Oct of 1935, as amended, or (iii) subject to any regulatory provision which restricts its ability to incur debt.

Section 4.9     Accuracy of Information.   All information, reports and other papers and data (including without limitation, copies of all filings made with all Governmental Authorities) furnished heretofore or contemporaneously herewith by or on behalf of Borrower to Lender for purposes of or in connection with this Agreement and the Note and the transactions contemplated hereby and thereby, is, and all other such information hereafter furnished by or on behalf of Borrower to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified.

ARTICLE V

Covenants

Until payment in full of the Note and all other amounts and obligations owing to Lender hereunder and under Note, Borrower shall, unless Lender otherwise consents in writing:

Section 5.1      Financial Statements.  Furnish to Lender:

(a)      as soon as available, but in any event within 75 calendar days after the end of the fiscal year, beginning with fiscal year 2009, of Borrower, a copy of the audited balance sheet of Borrower as at the end of such fiscal year and the related audited statements of income, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, together with the unqualified opinion of independent certified public accountants of recognized standing; and

(b)      as soon as available, but in any event within 45 calendar days after the end of each of the first three fiscal quarters, a copy of the unaudited balance sheet of Borrower as at the end of such quarter and the related unaudited statements of income, changes in shareholders’ equity and cash flows for such quarter.

Section 5.2      Certificates; Other Information.   Furnish to Lender:

(a)      concurrently with the delivery of each annual financial statement referred to in Section 5.1(a) and each quarterly financial statement referred to in Section 5.1(b), a certificate of an Authorized Officer of Borrower (in such form as shall be reasonably acceptable to Lender) stated to have been made after due examination by such Authorized Officer stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto; and

(b)      promptly, on reasonable notice to Borrower, such additional financial and other information as Lender may from time to time reasonably request.

Section 5.3      Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all its debt, including without limitation all amounts due under the Note and hereunder, and other material obligations of whatever nature, except for any debt or other obligations when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower.

Section 5.4      Compliance with Law.  Comply with all Requirements of Law.

Section 5.5      Inspection of Property, Books and Records, Discussions.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, subject in the case of interim statements to year-end audit adjustments; and permit Lender (at Borrower’s expense) to (i) visit and inspect any of its properties, and examine and make abstracts from any of the books and records at any reasonable time and as often as may reasonably be requested, and (ii) discuss the business, operations, properties and financial and other condition of Borrower with appropriate officers of Borrower and, if notice thereof is given to Borrower prior to the date of such discussions and provided  Borrower shall be entitled to participate in such discussions, with its independent certified public accountants.

Section 5.6      Notices.

(a)      Promptly give notice to Lender:

   (i)           of the occurrence of any Default or Event of Default;

   (ii)          of any (A) default under any loan, letter of credit agreement or acceptance agreement, (B) default under any other Contractual Obligations that would enable the obligee of such obligations to compel Borrower to immediately pay all amounts owing thereunder or otherwise accelerate payments thereunder and which would have a Material Adverse Effect, or (C) litigation, investigation or proceeding which may exist at any time between Borrower and any Governmental Authority, which (x) an adverse outcome for any such Borrower is probable (as used in this context, “probable” means, as reasonably determined by Lender, the prospects of the claimant not succeeding are judged to be extremely doubtful and the prospects for success by Borrower in its defense are judged to be slight), and (y) if so adversely determined, would have a Material Adverse Effect;

   (iii)         of any litigation or proceeding brought or threatened against Borrower (A) in which the aggregate amount involved is $100,000 or more, or (B) in which injunctive or similar relief is sought; or

   (iv)         of any change relating to the business, operations, property or financial or other condition of Borrower which may have a Material Adverse Effect.

(b)      Each notice pursuant to this Section 5.6 shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action Borrower propose to take with respect thereto.

Section 5.7      Taxes.  Pay and discharge all taxes, assessments, governmental charges and levies upon or collected by Borrower as and when they become due and payable, unless, and only to the extent that, such taxes, assessments, governmental charges and levies shall be contested in good faith by appropriate proceedings and shall have been reserved against as required by GAAP by Borrower.

Section 5.8      Indemnification.

(a)      Defend, indemnify and hold Lender, its affiliates and holding companies and their respective officers, directors, agents and employees harmless against any and all loss, cost, expense (including the reasonable fees and expenses of counsel), claims or actions relating to or arising out of this Agreement and the Note, or any actual or proposed use of proceeds of the Loan, unless any such loss, cost, expense, claim or action are due to the gross negligence or willful misconduct of Lender.  The provisions of this Section 5.8 shall survive the termination of this Agreement.

(b)      If any claim, action or proceeding (a “Proceeding”) is made or brought against Lender or any of its officers, directors, agents and employees in respect of which indemnity may be sought hereunder, Lender shall promptly (but in any event within thirty (30) days of receiving notice of any such claim or action) give notice to Borrower of the Proceeding; provided that the failure of Lender to give such notice shall not relieve Borrower from any of their obligations under this Section 5.8 unless the failure prejudices the defense by Borrower of the Proceeding, and then only to the extent of any such prejudice.  Following receipt by Borrower of such notice from Lender, Borrower will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) Borrower is also a party to such Proceeding and Lenders determines in good faith that joint representation would be inappropriate, or (ii) Borrower fails to provide reasonable assurance to Lender of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to Lender.  If Borrower assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Section 5.8 that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by Borrower without Lender’s consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no material effect on any other claims that may be made against Lender, and (B) the sole relief provided is monetary damages that are paid in full by Borrower; and (iii) Lender will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to Borrower of the commencement of any Proceeding and Borrower does not, within twenty (20) days after Lender’s notice is given, give notice to Lender of its election to assume the defense of such Proceeding, Borrower will be bound by any determination made in such Proceeding or any compromise or settlement effected by Lender (to the extent is thereafter conclusively established for purposes of this Section 5.9 that the claims made in that Proceeding are within the scope of and subject to indemnification).

(c)      Notwithstanding the foregoing, if Lender determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Section 5.8, Lender may, by notice to Borrower, assume the exclusive right to defend, compromise, or settle such Proceeding, but Borrower will not be conclusively bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

Section 5.9      Corporate Existence; Foreign Qualification.  Do or cause to be done at all times all things necessary to: (i) maintain and preserve its existence, as a corporation or other entity, as the case may be; and (ii) be duly qualified to do business and be in good standing as a foreign corporation or other entity in each jurisdiction where failure to do so will have a Material Adverse Effect.

Section 5.10    Performance Under Loan Documents.  Perform all obligations required to be performed by it under the terms of this Agreement and the other Loan Documents.

Section 5.11    Maintenance of Business.  Maintain the general character of the business of Borrower as presently conducted.

Section 5.12    Insurance.  Borrower shall keep (a) all of the property of Borrower of an insurable nature, including without limitation the Collateral, insured at all times against such risks to the extent that like properties are customarily insured by other companies engaged in the same or similar business similarly situated, and (b) adequate insurance at all times with financially sound and responsible insurance carriers acceptable to Lender against general liability and liability on account of damage to personal and properties under all applicable workman compensation laws.  Borrower shall provide certificates of insurance coverage as and when required by Lender.

Section 5.13   Guaranties and Other Liabilities.  Borrower shall not purchase or repurchase (or agree, contingently or otherwise to do so) the indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the affect of assuring another's payment or performance of any obligation or capability of doing so), endorse or otherwise become liable, directly or indirectly, in connection with the obligations, stock or dividends of any person or entity, except for (a) the assumption or guarantee of any debt of New Core Holdings, Inc. (“New Core”) in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of April 25, 2009 and amended as of December 29, 2009, among Borrower, New Core and NC Merger Corp. (as the same may be further amended from time to time) or (b) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

ARTICLE VI

Events of Default; Remedies

Section 6.1       Events of Default; Remedies. (a) The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(i)            Borrower fails to pay any principal or interest payable under the Note in accordance with its terms and such failure to pay is not cured within ten (10) days after written notice from Lender;

(ii)           Borrower fails to observe or perform any other term of the Note or this Agreement, and such failure to observe or perform continues for more than thirty (30) days after such failure shall first become known to any Authorized Officer of Borrower;

(iii)          Borrower (A) intentionally makes any materially incorrect or misleading representation, warranty, or certificate to Lender; or (B) intentionally makes any materially incorrect or misleading representation in any financial statement or other information delivered to Lender;

(iv)          Borrower becomes insolvent or unable to pay its debts as they become due;

(v)           Borrower (A) makes an assignment for the benefit of creditors; (B) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (C) commences or consents to any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction;

(vi)          a custodian, receiver or trustee is appointed for Borrower, or for a substantial part of its assets, without its consent and is not removed within 60 days after such appointment;

(vii)         proceedings are commenced against Borrower under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for 60 days after commencement;

(viii)        any judgment is entered against Borrower, or any attachment, levy or garnishment is issued against any property of Borrower, in excess of $100,000, individually or in the aggregate, and which judgment, attachment, levy or garnishment has not been discharged, vacated, bonded or stayed within 60 days of being so entered or after such issuance; or

(ix)           Borrower defaults under any other agreement, obligation or instrument between Borrower and Lender and such default continues past the applicable cure period, if any.

(b)       Upon the happening of any of the foregoing Events of Default, Lender may, in its sole discretion by notice to Borrower, declare all amounts owing under the Note and this Agreement to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by Borrower; provided, however, that in the case of any of the Events of Default specified in clauses 6.1(a)(iv), (v), (vi) and (vii) above with respect to Borrower, without any notice to Borrower or any other act by Lender, all amounts owing under the Note and this Agreement shall become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by Borrower.

(c)       Upon the happening of any of the foregoing Events of Default, Lender shall have all of the rights and remedies provided by any law or agreement, including the Loan Documents.  Borrower shall be liable to Lender for all reasonable costs and expenses of every kind incurred in the making or collection of amounts due hereunder and under the Note, including, without limitation, reasonable attorneys’ fees and court costs.  These costs and expenses shall include, without limitation, any costs or expenses incurred by Lender in any bankruptcy, reorganization, insolvency or other similar proceeding.

Section 6.2       Application of Proceeds. Any moneys received by Lender pursuant to the exercise of any remedies provided herein or in the other Loan Documents or by law shall be applied in the following order of priority:

First:
the payment of Lender for all moneys reasonably advanced by each for taxes, assessments, insurance, costs incurred for the protection of any property of Borrower and costs incurred in the collection thereof (including, without limitation, reasonable attorneys’ fees and expenses);

Second:	the payment to Lender of all unpaid interest, fees and other sums and/or charges (other than the principal of the Advances) owing to Lender hereunder and the Note;

Third:	the payment to Lender of all unpaid principal of the Loan owing to Lender;

Fourth:	to, or at the direction of, Borrower, or as a court of competent jurisdiction otherwise directs.

ARTICLE VII

Conditions of Lending

Section  7.1     Expenses. Borrower agrees to also pay all out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by Lender in connection with the preparation of any amendments or supplements to this Agreement and/or incidental to the enforcement of the rights of Lender under any provisions of this Agreement and the Note.

Section 7.2      Covenants to Survive; Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of Lender, Borrower and their respective successors or assigns.  All covenants, agreements, warranties and representations made herein, and in all certificates and documents delivered in connection with this Agreement by or on behalf of Borrower shall survive the execution and delivery hereof and thereof, and all such covenants, agreements, representations and warranties shall inure to the successors and assigns of Lender whether or not so expressed.

Section 7.3      Waivers.  No failure on the part of Lender to exercise, and no delay in exercising, any right or remedy hereunder or under the Note shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, remedy or power hereunder or thereunder preclude any other right, remedy or power.  The rights, remedies and powers provided herein and in the Note are cumulative and not exclusive of any other rights, remedies or powers which Lender would otherwise have.  Notice to or demand on Borrower in any circumstance in which the terms of this Agreement or the Note do not require notice or demand to be given shall not entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to take any other further action in any circumstances without notice or demand.

Section 7.4      Notices.  Notice from one party to another relating to this Agreement and the Note shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient’s address or facsimile number set forth below (or to such other address or number as such party shall give notice) by any of the following means: (i) hand delivery, (ii) registered or certified mail, postage prepaid, with return receipt requested, (iii) Federal Express or like overnight courier service or (iv) facsimile transmission with request for assurance of receipt in a manner typical with respect to communications of that type.  Notice made in accordance with this Section 7.4 shall be deemed delivered on receipt if delivered by hand or facsimile transmission, on the third business day after mailing if mailed by registered or certified mail, or the next Business Day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier for next day delivery.

If to Lender:	Rurban Financial Corp.
401 Clinton Street
Defiance, Ohio 43512
Attention:  Chief Executive Officer
Facsimile:  (419)  782-6393

If to Borrower:	Rurbanc Data Services, Inc.
7622 State Route 66 N
Defiance, Ohio 43512
Attention:  Chief Executive Officer
Facsimile:  (419) 784-6542

Section 7.5      Severability; Entire Agreement; Effectiveness.  Every provision of this Agreement and the Note is intended to be severable; if any term or provision of this Agreement or the Note shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.  All exhibits and schedules to this Agreement shall be annexed hereto and shall be deemed to be part of this Agreement.  This Agreement and the exhibits and schedules attached hereto and the Note embody the entire agreement and understanding between Borrower and Lender and supersede all prior agreements and understandings relating to the subject matter hereof.  This Agreement shall become effective upon receipt by Lender of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by Lender in form satisfactory to it of facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 7.6      Governing Law; Venue. This Agreement and the Note are being delivered, and are intended to be performed in, the State of Ohio and shall be construed and enforceable in accordance with, and governed by, the laws of the State of Ohio.  Borrower agrees that any legal suit, action or proceeding arising out of or related to this Agreement or the Note or the transactions contemplated hereby and thereby shall, in the sole discretion of Lender, be instituted in any state court of appropriate jurisdiction in Defiance County, Ohio, or a federal court of appropriate jurisdiction in Toledo, Ohio, and waives any objection that it may have, now or hereafter, to the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

Section 7.7      Amendments and Waivers.  Any provision of this Agreement or the Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by an authorized representative of Borrower and Lender.

Section 7.8      Taxes and Fees.  Should any tax (other than a tax based upon the net income of Lender) or any recording or filing fees become payable in respect of this Agreement or the Note or any amendment, modification or supplement hereof or thereof, Borrower agrees to pay the same together with any interest or penalties thereon and agree to hold Lender harmless with respect thereof.

Section 7.9      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.  It shall not be in making proof of this Agreement or of any document required to be executed and delivered in connection herewith to produce or account for more than one counterpart.

[The remainder of this page is intentionally left blank.  Signatures are on the next page.]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

BORROWER:

RURBANC DATA SERVICES, INC.

By:	/s/ Kenneth A. Joyce

Print Name:	Kenneth A. Joyce

Its:	President and Chief Executive Officer

LENDER:

RURBAN FINANCIAL CORP.

By:	/s/ Mark A. Klein

Print Name:	Mark A. Klein

Its:	President and Chief Executive Officer

[Signature Page to Loan Agreement]

EXHIBIT A

PROMISSORY NOTE

$2,000,000.00	February 26, 2010
(the “Effective Date”)

Reference is made to that certain Loan Agreement, dated as of February 26, 2010, between Rurban Financial Corp., an Ohio corporation (“Lender”), having an address of 401 Clinton Street, Defiance, Ohio 43512, and Rurbanc Data Services, Inc., an Ohio corporation (“Borrower”), having an address of 7622 State Route 66 N, Defiance, Ohio 43512 (as amended, amended and restated or otherwise modified, the “Loan Agreement”), the terms of which are hereby incorporated herein.  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Loan Agreement.

For value received, Borrower promises to pay to the order of Lender, on or before March 31, 2012, the principal sum of Two Million Dollars ($2,000,000.00), together with interest from the date hereof on the unpaid principal balance from time to time outstanding, as described below.

The unpaid principal balance of this Note from time to time outstanding shall bear interest from the date of this Note at the rate per annum equal to six percent (6.00%).  Interest shall be payable in arrears commencing on April 5, 2010 and continuing on the same day of each calendar month thereafter until this Note has been paid in full.  Interest shall be computed on the basis of a 365-day year for the actual number of days the unpaid principal balance of this Note is outstanding.  Any principal amount of this Note that is not paid when due, whether at the stated maturity, by acceleration or otherwise, shall bear interest at the Default Rate.

All payments received under the terms of this Note will be applied by Lender first to any sums due under this Note other than principal or interest, second to interest due and payable, third to any amounts of principal due and payable, and fourth to the last to mature of the payments of principal due under this Note.

Principal, interest and other sums payable in accordance with this Note shall be payable in lawful money of the United States of America at Lender’s address referenced above, or such other address of which Lender may from time to time give written notice to Borrower.

If an Event of Default shall occur, Lender shall, without limitation, have all of the rights and remedies provided by any law or agreement, including the Loan Agreement.

No delay or failure on the part of Lender to exercise any of its rights hereunder shall be deemed a waiver of such rights or of any other rights of Lender nor shall any delay, omission or waiver on any one occasion be deemed a bar to or a waiver of such rights or any other right on any future occasion.

Borrower and all other persons now or hereafter liable, primarily or secondarily, for the payment of the indebtedness evidenced hereby or any part thereof, waive presentment for payment, demand, notice of dishonor, protest and notice of protest, and all notices of every kind and assent to all extension(s) or postponement(s) of the time of payment or any other indulgences by Lender to any substitutions, exchanges, or releases of any security for this Note, and to additions or releases of any other parties or persons primarily or secondarily liable hereon.

Upon any transfer of this Note by Lender or by any subsequent transferee, the transferee shall thereupon become vested with all rights, benefits and privileges of Lender under this Note and by law provided, and the term “Lender” shall mean such subsequent transferee or transferee(s).

This Note and all rights and obligations under this Note shall be governed by and construed under the local laws of the State of Ohio.  If any provision hereof is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of Borrower, Lender, and all parties primarily or secondarily liable hereunder, that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

If there is a lawsuit arising out of this Note, Borrower agrees, upon Lender’s request, to submit to the jurisdiction of the courts of a state court of appropriate jurisdiction in Defiance County, Ohio, or a federal court of appropriate jurisdiction in Toledo, Ohio, and waives any objection that it may have, now or hereafter, to the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.  Borrower hereby waives the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower on this Note.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its duly authorized representative to be effective as of the Effective Date.

RURBANC DATA SERVICES, INC.

By:
Name:
Title: